Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan Russo
John C. Doyle	Emily Poe
(650) 266-1407	212-845-4266
doyle@renovis.com	emily.poe@eurorscg.com

Renovis Announces the Appointment of Dr. Judith A. Hemberger to its

Board of Directors and the Departure of Board Member Dr. Ed Scolnick

South San Francisco, California – July 21, 2005 — Renovis, Inc. (Nasdaq: RNVS) announced today that Judith A. Hemberger, Ph.D., Executive Vice President and Chief Operating Officer and Director of Pharmion Corporation (Nasdaq: PHRM), has been appointed to its Board of Directors, effective immediately. Dr. Hemberger joins the board as Edward M. Scolnick, M.D., who has served on the company’s board since August 2001, resigns to focus on his responsibilities as Director of the Psychiatric Disease Initiative at the Broad Institute of MIT. Dr. Scolnick will continue to advise Renovis on scientific matters as a member of the company’s Medical and Scientific Advisory Board (“MSAB”). Renovis’ Board of Directors remains at nine members.

“We are grateful to Ed for providing Renovis with excellent counsel and advice as a member of the board during a critical period in the company’s growth. I am pleased that he has agreed to remain involved with Renovis as a member of the company’s MSAB,” stated Edward E. Penhoet, Ph.D., Chairman of Renovis’ Board of Directors and President of the Gordon and Betty Moore Foundation. “I am particularly delighted to welcome Judy as a director of the company. In addition to her general insights from many years as an operating executive in the pharmaceutical and biotechnology industries Judy brings Renovis valuable experience in the areas of clinical development, communications, regulatory affairs and commercial development.”

Dr. Hemberger is a founder of Pharmion and has served as its Executive Vice President and Chief Operating Officer and a member of the Board of Directors since its inception in 1999. From 1997 to 1999, she worked as a consultant to various healthcare companies. During this period she also served as a Senior Vice President of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 through 1997, Dr. Hemberger worked at Marion Laboratories and successor companies Marion Merrell Dow and Hoechst Marion Roussel. She led a number of strategic functions including Professional Education, Global Regulatory Affairs, Global Medical Affairs, and Commercial Development. Her final role in the company was Senior Vice President of Global Drug Regulatory Affairs. Dr. Hemberger currently serves on the Board of Directors of Perrigo Company.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate, CEROVIVE® (NXY-059), is in Phase III clinical trials for acute ischemic stroke with our exclusive licensee, AstraZeneca AB. CEROVIVE (NXY-059), an investigational drug under development by AstraZeneca and licensed from Renovis, has a proposed mechanism of action of free radical trapping. It is being studied as a neuroprotectant in clinical trials based on effects seen in experimental models of acute ischemic stroke. We are independently developing REN-1654, an oral drug candidate for neuropathic pain in a Phase II clinical trial for sciatica. Our research and development programs focus on major medical needs in the areas of neuroprotection, pain and neuroinflammatory diseases. We have a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists, and a research and development collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

CEROVIVE (NXY-059) is a registered trademark of the AstraZeneca group of companies. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of CEROVIVE (NXY-059), which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market CEROVIVE (NXY-059); our ability to successfully develop other product candidates, such as REN-1654; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on May 16, 2005. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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